Exhibit 99.2

Biomet, Inc.

Other Financial Information

(In millions, unaudited)

The Company’s balance sheet as of May 31, 2008 reflects additional equity contributions of $120 million in the fourth fiscal quarter by trusts affiliated with Dane A. Miller and Mary Louise Miller and approximately $14 million by management which were made in the third fiscal quarter and transferred by Parent to Biomet in the fourth fiscal quarter.